Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-8 of our report dated January 24, 2003, with respect to the consolidated financial statements of Certegy Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, as amended by Amendment No. 1 on Form 10-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 7, 2003